Exhibit 99.1

The Wilber Corporation Approves a Revised Stock
Repurchase Program

FOR IMMEDIATE RELEASE

Date: From: Phone:	July 26, 2005 Alfred S. Whittet, President and CEO 607-433-4148

The Wilber Corporation (Amex: GIW), the holding company for Wilber National Bank, Oneonta, New York, announced today that its Board of Directors approved a stock repurchase program, which authorizes the purchase, at the discretion of management, of up to $1,500,000 of its common stock. This program revises and supercedes the Corporation’s stock repurchase program approved on August 27, 2004.

Shares repurchased under the repurchase program will be made in the open market or through private transactions and will be limited to one transaction per week. Open market purchases shall be conducted exclusively through Merrill Lynch, a securities broker-dealer. Shares may also be purchased directly by the Corporation from a seller in private transactions. As the revised program provides, these transactions must be individually authorized by the Board of Directors and are not required to be transacted by Merrill Lynch or any other broker.

All such purchases shall be effected in compliance with the laws of the State of New York, Rule 10b-18 under the Securities Exchange Act of 1934, and the rules and regulations of the American Stock Exchange.

The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, serving the financial needs of the communities of the Western Catskills and Eastern Southern Tier of New York. The Wilber Corporation is the parent company of Wilber National Bank, a national bank chartered in 1874 with 20 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango and Broome Counties and loan production offices located in Kingston, NY and Syracuse, NY. The Company’s common stock trades under the symbol GIW on the American Stock Exchange.

NOTE: This press release may contain certain statements which are historical facts or which concern the Company’s future operations or economic performance and which are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risk and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors, such as changing economic and competitive conditions and other risk and uncertainties. In addition, any statements in this news release regarding historical stock price performance are not indicative of or guarantees of future price performance.

###